Exhibit 10.1

[Cardinal Health, Inc. Letterhead]

August 5, 2015

George S. Barrett
c/o Cardinal Health
7000 Cardinal Place
Dublin, OH 43017

Dear George:

Cardinal Health, Inc. (the “Company”) is pleased to provide you with this letter extending your Employment Agreement with the Company, dated as of September 4, 2012 (the “Agreement”). This letter modifies the provisions of the Agreement as listed below, with capitalized terms having the meanings ascribed to them in the Agreement:

1.	Section 2 is amended to provide that the Scheduled End Date is the earlier of the day of the first annual meeting of shareholders of the Company following June 30, 2018 or December 31, 2018.

2.	Section 3(b)(i) is amended to provide that the Annual Base Salary shall be at a rate of not less than $1,320,000.

3.	Section 3(b)(ii) is amended to provide that the Target Bonus shall be no less than 150% of your Annual Base Salary.

4.	Section 3(b)(iii) is amended to provide that the target value of the annual long-term incentive award described therein is $9,500,000.

All other provisions of the Agreement remain in full force and effect.

Please confirm your agreement by signing and returning a copy of this letter to Carole Watkins, Chief Human Resources Officer of the Company, at the Company’s executive offices.

Sincerely,
CARDINAL HEALTH, INC

By:	/s/ David P. King
David P. King
Chairman of the Human Resources and Compensation Committee of the Board of Directors
Date: August 5, 2015

I agree with and accept the foregoing terms.

/s/ George S. Barrett
George S. Barrett
Date: August 5, 2015

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